
<ARTICLE>                           5
<LEGEND>
The schedule contains summary financial  information  extracted from the balance sheet and  statement  of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                               0000832091
<NAME>                              KRUPP INSURED PLUS-III LIMITED PARTNERSHIP

<PERIOD-TYPE>                       6-MOS
<FISCAL-YEAR-END>                   Dec-31-2000
<PERIOD-END>                        Jun-30-2000
<CASH>                                2,033,605
<SECURITIES>                         47,300,452<F1>
<RECEIVABLES>                           241,186
<ALLOWANCES>                                  0
<INVENTORY>                                   0
<CURRENT-ASSETS>                        475,161<F2>
<PP&E>                                        0
<DEPRECIATION>                                0
<TOTAL-ASSETS>                       50,050,404
<CURRENT-LIABILITIES>                     9,774
<BONDS>                                       0
<PREFERRED-MANDATORY>                         0
<PREFERRED>                                   0
<COMMON>                             50,059,094<F3>
<OTHER-SE>                              (18,464)<F4>
<TOTAL-LIABILITY-AND-EQUITY>         50,050,404
<SALES>                                       0
<TOTAL-REVENUES>                      2,015,403<F5>
<CGS>                                         0
<TOTAL-COSTS>                                 0
<OTHER-EXPENSES>                        507,638<F6>
<LOSS-PROVISION>                              0
<INTEREST-EXPENSE>                            0
<INCOME-PRETAX>                       1,507,765
<INCOME-TAX>                                  0
<INCOME-CONTINUING>                   1,507,765
<DISCONTINUED>                                0
<EXTRAORDINARY>                               0
<CHANGES>                                     0
<NET-INCOME>                          1,507,765
<EPS-BASIC>                                   0<F7>
<EPS-DILUTED>                                 0<F7>

<F1>Includes  Participating  Insured  Mortgages  ("PIMs") of  $34,678,835  and
    Mortgage-Backed  Securities  ("MBS") of $12,621,617.
<F2>Includes  prepaid  acquisition  fees and expenses of $2,921,471 net of accumulated amortization of $2,575,935 and prepaid participation servicing fees of $888,187 net of accumulated amortization of $758,562.
<F3>Represents  total equity of General  Partners and Limited  Partners.
    General Partners deficit of ($202,896) and Limited Partners equity of $50,261,990.
<F4>Unrealized loss on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $190,035 of amortization of prepaid fees and expenses.
<F7>Net income  allocated  $45,233 to the General Partners and $1,462,532 to the Limited Partners. Average net income per Limited Partner interest is $.11 on 12,770,261 Limited Partner interests outstanding.

